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                                                                    EXHIBIT 2.01



To Flextronics International Ltd. :


We have reviewed the condensed consolidated balance sheet of Flextronics International Ltd. ( a Singapore company) and its subsidiaries as of December 31, 2000, and the related condensed consolidated statements of income for the three-month and nine-month periods ended December 31, 2000 and December 31, 1999, and the condensed consolidated statement of cash flows for the nine-month periods ended December 31, 2000 and December 31, 1999. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial statements consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.




                                             ARTHUR ANDERSEN LLP

San Jose, California
January 16, 2001